UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): November 20, 2013

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 20, 2013, USEC Inc. (“USEC” or the “Company”) and its subsidiary American Centrifuge Demonstration, LLC (“ACD”) entered into Amendment No. 010 (the “Amendment”) to the cooperative agreement dated June 12, 2012 between the U.S. Department of Energy (“DOE”) and USEC and ACD for the research, development and demonstration (“RD&D”) program for the American Centrifuge project. The Amendment amends the cooperative agreement to provide for additional government obligated funds of $15.7 million, bringing total government obligated funding to $256.9 million. The Amendment also extends the current funding period and end date of the program until January 15, 2014, enabling continued work to be performed under the cooperative agreement through January 15, 2014. The other terms and conditions, including the milestones and performance indicators under the RD&D program were not changed by the Amendment. USEC continues to expect to meet the remaining three RD&D program technical milestones during December 2013.

The cooperative agreement provides funding for a cost-share RD&D program to demonstrate the American Centrifuge technology through the construction and operation of a commercial demonstration cascade of 120 centrifuge machines and sustain the domestic U.S. centrifuge technical and industrial base for national security purposes and potential commercialization of the American Centrifuge technology. The cooperative agreement, as amended by the Amendment, provides for 80% DOE and 20% USEC cost sharing for work performed during the period June 1, 2012 through January 15, 2014. DOE’s contribution has been incrementally funded.

As discussed in USEC’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2013, USEC is evaluating and pursuing the feasibility of alternatives and the actions necessary to proceed with the commercial deployment of the American Centrifuge technology, including the availability of additional government support and has initiated discussions with DOE regarding the project’s need for this support. However, USEC has no assurance that it will be successful in achieving any of these measures or the timing thereof. In light of USEC’s liquidity, it does not have the ability to continue to fund the American Centrifuge project at its current levels beyond the end of the RD&D program without additional government support and even with this support USEC’s ability to provide funding in 2014 will be limited. Therefore, USEC continues to evaluate its options concerning the American Centrifuge project, including its ability to continue the project prior to or upon completion of the RD&D program, further demobilization of or delays in the commercial deployment of the project, and termination of the project, and could make a decision to demobilize or terminate the project in the near term. Any such actions may have a material adverse impact on USEC’s ability to deploy the American Centrifuge technology, on its liquidity and on the long-term viability of its enrichment business.

The Company, or its subsidiaries, is also a party to a number of other agreements or arrangements with the U.S. government, as described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding the economics of and continued funding for the American Centrifuge project and the potential for a demobilization or termination of the project; the impact of enrichment market conditions, increased project costs and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; limitations on our ability to provide any required cost sharing under the RD&D program; uncertainty concerning our ability through the RD&D program to demonstrate the technical and financial readiness of the centrifuge technology for commercialization; uncertainty regarding funding for the project following completion of the RD&D program and uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof and the potential for a demobilization or termination of the project if additional government funding or other additional government support is not in place at the end of the RD&D program; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of the need to raise additional capital to finance the project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the potential for DOE to seek to terminate or exercise its remedies under the RD&D cooperative agreement or June 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding, including loan guarantees; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com. We do not undertake to update our forward-looking statements except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

November 21, 2013	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)